UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2025 (April 10, 2025)

Polomar Health Services, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56555	86-1006313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10940 Wilshire Boulevard, Suite 1500, Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-245-3413

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: none

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

Effective on April 10, 2025, Terrence M. Tierney resigned his positions as Treasurer and interim Chief Financial Officer of Polomar Health Services, Inc. (the “Company”). Mr. Tierney will continue in his roles as President and Secretary of the Company and will continue to serve on the Board of Directors of the Company.

Also effective on April 10, 2025, Charlie Lin has been appointed by the Board of Directors to serve as the Company’s Treasurer and Chief Financial Officer. Mr. Lin has served as the Company’s Controller since July of 2024.

Charlie Lin, 54, is a Certified Public Accountant (“CPA”) and Certified Management Account (“CMA”). From July 2019 until joining the Company in July 2024, Mr. Lin was the Controller of Cloud9 Esports in Santa Monica, CA. Mr. Lin is experienced in the areas of cost control, manufacturing accounting, strategic financial planning, ERP, GAAP compliance, SOX/IFRS compliance, public and private accounting, start-ups, SEC regulation compliance, M&A, private equity and venture capital funding, and capital structure. He has held key roles as CFO and Controller of both public (Deyu Agriculture, Acorn Energy, Wabtec) and private companies (US Seismic Systems, Uptime Energy Drink, MicroFabrica, Foxconn) in heavy manufacturing, food and drink and high-tech startups. Mr. Lin has an MS and BS in Accounting from the University of Wisconsin, he has been a CPA since November 1998, and a CMA since April 2000. Mr. Lin is member of AICPA since April 1999, member of ICPAS (Illinois CPA Society) since March 1999, and member of IMA (Institute of Management Accountants) since July 1998.

Mr. Lin earns an annual salary of $130,000 subject to a discretionary bonus as determined by the Company’s Compensation Committee. Mr. Lin’s employment is considered “at-will”, and he is entitled to benefits offered by the Company to full-time employees including, health insurance, paid leave, employee stock plans and participation in any 401K plan offered by the Company.

There are no related party transactions between the Company and Mr. Lin that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

8.01 Other Events

The Company has been unable, without unreasonable effort or expense, to timely compile all information for the disclosures required to be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The Company is working toward fulfilling its responsibilities in regard to filing its Annual Report on Form 10-K and is instituting additional internal controls and disclosure controls and procedures to address these issues. The Company expects to file its Annual Report on Form 10-K on or before April 30, 2025.

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On June 28, 2024, the Company (then named Trustfeed Corp.), Polomar Acquisition, L.L.C., a Florida limited liability company, and wholly owned subsidiary of Trustfeed (“Merger Sub”) and Polomar Specialty Pharmacy, LLC, a Florida limited liability company (“Polomar”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Polomar, with Polomar continuing as the surviving company (the “Surviving Company”) and a wholly owned subsidiary of the registrant (the “Merger”). On September 30, 2024, the Merger and the other transactions described in the Merger Agreement were consummated. The Merger is considered a “reverse merger” as the historical financial statements of Polomar, the accounting acquirer, have been substituted for the historical financial statements of the registrant. As a result of the Merger, the registrant ceased commercializing its business from prior to the Merger, and operates Polomar Specialty Pharmacy, a State of Florida licensed retail compounding pharmacy.

The Company had revenues of approximately $58,824 for the twelve months ended December 31, 2024, compared to nil revenue for the twelve months ended December 31, 2023. The increase in revenues over the previous accounting period was primarily due to the registrant’s change in its business as a result of the Merger and, more specifically, fulfillment of medical prescriptions.

Operating expenses, which consisted mainly of general and administrative expenses, increased to approximately $1,295,027 for the twelve months ended December 31, 2024, from approximately $269,830 for the twelve months ended December 31, 2023. Operating expenses for the twelve months ended December 31, 2024, consisted mainly of legal and accounting fees associated with the registrant’s SEC filings of approximately $189,675 and payroll of approximately $380,476. In comparison, the registrant’s operating expenses for the twelve months ended December 31, 2023, consisted mainly of programming fees of $87,361, consulting fees of $64,366 and professional fees of $67,082.

The Company recorded a net loss of approximately $1,305,962 for the twelve months ended December 31, 2024, as compared with a net loss of approximately $416,500 for the twelve months ended December 31, 2023, as a result of the expenses incurred and insufficient revenues generated during the period, as described further above.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
104	Cover Page Interactive Data File (formatted as inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Polomar Health Services, Inc.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	President

Date:	April 16, 2025

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